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                                    EXHIBIT 5


                               GREENBERG TRAURIG
                               Attorneys at Law
                       One East Camelback Road, Suite 1100
                             Phoenix, Arizona 85012

                            Telephone: (602) 263-2400
                               Fax: (602) 263-2350


                               September 24, 1999


Three-Five Systems, Inc.
1600 North Desert Drive
Tempe, Arizona  85281

            RE:      REGISTRATION STATEMENT ON FORM S-8
                     THREE-FIVE SYSTEMS, INC.

Ladies and Gentlemen:

                  As legal counsel to Three-Five Systems, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about September 27, 1999 in connection with the registration under the Securities Act of 1933, as amended, of an additional 250,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share, ("Common Stock") issuable pursuant to the Company's 1998 Stock Option Plan, as amended to increase the number of shares of Common Stock issuable thereunder from 300,000 to 550,000 shares (the "Amended and Restated 1998 Stock Option Plan"). The facts, as we understand them, are set forth in the Registration Statement.

         With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

         A. The Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on April 27, 1994, as amended through the date hereof;

         B. The Amended and Restated Bylaws of the Company, as amended through the date hereof;


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Three-Five Systems, Inc.
September 24, 1999
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         C. Minutes of a meeting of the Board of Directors of the Company held on January 28, 1999, adopting the Amended and Restated 1998 Stock Option Plan.

         D. Minutes of a meeting of the Board of Directors of the Company held on July 22, 1999, authorizing the Registration Statement.

         E. Minutes of the 1999 annual meeting of stockholders of the Company, held on April 22, 1999, approving the Amended and Restated 1998 Stock Option Plan.

         F. The Registration Statement.

         Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the terms of the Amended and Restated 1998 Stock Option Plan, will be validly issued, fully paid, and nonassessable.

         Our opinion is limited to the legality of matters under federal securities laws and the laws of the State of Arizona and the laws of the State of Delaware. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

         We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

                                                   Very truly yours,


                                                   /s/Greenberg Traurig,
                                                      a partnership of limited
                                                      liability entities